NewsRelease		(Williams Logo)
NYSE: WMB
Date:	May 8, 2008

Williams Signs $285 Million Deal to Add Natural Gas Reserves,
Facilities in Piceance Basin

Highlands Area Acquisition Could Be More Than 1.9 Trillion Cubic Feet of Probable and Possible
Reserves on Acreage Contiguous to Current Leasehold

TULSA, Okla. – Williams (NYSE:WMB) today announced that it has agreed to purchase SandRidge Energy’s (NYSE:SD) and other parties’ interests in Colorado’s Piceance Basin for approximately $285 million cash. The parties expect the transaction to close in the second quarter.

The assets could represent more than 1.9 trillion cubic feet equivalent (Tcfe) of probable and possible reserves on approximately 24,000 net acres at 10-acre spacing.

The Piceance Basin is home to Williams’ most significant volume of natural gas: production – more than a net 600 million cubic feet of natural gas per day; reserves – 7.3 Tcfe of proved, probable and possible; and development activity – 26 rigs operating. Williams’ operations in the Piceance Basin also include development of the Willow Creek gas-processing facility and a newly constructed expansion of its Northwest Pipeline.

The acreage covered by the agreement is contiguous to Williams’ existing 17,500 net acres of leasehold and 48 producing wells in the Ryan Gulch area of the Piceance Basin Highlands in Rio Blanco County. Williams is actively developing production in the area. Williams currently owns a total of approximately 170,000 net acres in the Piceance Basin.

Williams expects existing and future production volumes to flow to the Willow Creek gas-processing plant under construction nearby.

The acquired assets will increase Williams’ probable and possible reserves in the Piceance Basin by more than 42 percent to 6.4 Tcfe, based on Williams’ previously announced year-end 2007 estimates. In addition, Williams had 2.8 Tcfe of year-end 2007 proved reserves in the Piceance Basin.

Williams previously reported total year-end 2007 proved reserves of 4.3 Tcfe and total proved, probable and possible reserves of 11.4 Tcfe.

Along with the reserves and acreage, the acquisition also includes related gathering and treating facilities valued at $35 million, as well as 38 producing wells.

“This bolt-on acquisition adds reserves at an attractive cost in an area where we have a long history of value creation and responsible development,” said Steve Malcolm, chairman, president and chief executive officer.

“The abundant opportunities we expect from this acquisition extend beyond the reserve additions – and they are well within our reach. We expect this position to create additional long-term value from all of Williams’ primary business lines – Exploration & Production, Midstream and Gas Pipeline,” Malcolm said.

Williams has six drilling rigs operating in the Highlands portion of the Piceance Basin; two are in the Ryan Gulch area. The company plans in 2009 to add two rigs in Ryan Gulch to begin developing the new acreage once permits are in hand. The acquired acreage is on federal land.

Approximately two-thirds of the acreage is located in an area of mutual interest, in which Williams participates with a third party. By agreement, that party has the option to purchase from Williams a 49 percent interest in acquired assets.

“This acreage fits hand-in-glove with our existing Highlands operations. We expect the additional acreage to provide us with greater flexibility regarding rig locations and better opportunities to consolidate and centralize infrastructure. Those practices and others have earned Williams recognition for best-practices development,” said Ralph Hill, who leads Williams’ Exploration & Production business.

“When you look down the road, this acreage at 20-acre spacing puts another 1,300 locations in our long-term drilling portfolio. That number could double if 10-acre density spacing can be applied in Ryan Gulch,” Hill said.

“This is one of the largest gas basins in the entire nation and we certainly understand the importance of the leadership role we have in Colorado as a producer,” Hill said.

“We are committed to working with regulators as they refine and put into place rules that govern our industry. It’s important that we continue to have a meaningful voice in that process,” Hill said. “We strive day in and day out to demonstrate what responsible development looks like and how it can benefit the economic prosperity of the state while respecting the land and the people who live on it.”

About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332
Richard George
Williams (investor relations)
(918) 573-3679

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.